Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

ALBERTO-CULVER COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	36-2257936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2525 ARMITAGE AVENUE

MELROSE PARK, ILLINOIS 60160

(Address of Principal Executive Offices)

EMPLOYEE STOCK OPTION PLAN OF 1988

(Full title of the plan)

GARY P. SCHMIDT

ALBERTO-CULVER COMPANY

2525 ARMITAGE AVENUE

MELROSE PARK, ILLINOIS 60160-1163

(708) 450-3262

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)

Class B Common Stock, $.22 par value	2,627,068 shares	$ 27.1631	$ 71,359,311	$ 5,773

(1)	This registration statement also includes an indeterminable number of additional shares that may become issuable pursuant to antidilution adjustments, such as stock splits, stock dividends and other adjustments.
(2)	In accordance with Rule 457(h)(1), calculated on the basis of the prices at which the options may be exercised. The Registrant previously paid filing fees of $44,300 in connection with Registration Statement on Form S-8 (No. 333-72388) initially filed on October 29, 2001, relating to the registration of 5,000,000 shares of Class A Common Stock that remain unsold under such Registration Statement as of the date hereof. Pursuant to Rule 457(p) under the Securities Act of 1933, the Registrant is offsetting $5,773 of such amount of previously paid filing fees against the total filing fee of $5,773 due in connection with the filing of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in the registration statement:

(a) The registrant’s latest annual report on Form 10-K, or, if the audited financial statements therein are more current, the registrant’s latest prospectus, other than the prospectus of which this document is a part, filed pursuant to Rule 424(b) of the Securities Exchange Commission under the Securities Act of 1933.

(b) All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

(c) The description of the registrant’s Class B Common Stock which is contained in the registrant’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the securities offered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

As of November 5, 2003, Gary P. Schmidt, Vice President, General Counsel and Assistant Secretary of the registrant, owned 17,301 shares of the registrant’s Class B common stock, 2,625 shares of which are subject to restrictions, and options to purchase 61,250 shares of the registrant’s Class B common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations. Article VIII of the registrant’s by-laws (i) authorizes the indemnification of directors and officers (the “Indemnitees”) under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to the registration statement and are incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 (other than policies of insurance), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois on October 22, 2003.

ALBERTO-CULVER COMPANY

By	/s/ Howard B. Bernick

Howard B. Bernick
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below constitutes and appoints Leonard H. Lavin, Howard B. Bernick, William J. Cernugel and Gary P. Schmidt, or any of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

Signature	Title	Date

/s/ Leonard H. Lavin Leonard H. Lavin	Chairman of the Board and Director	October 22, 2003

/s/ Howard B. Bernick Howard B. Bernick	President, Chief Executive Officer and Director (Principal Executive Officer)	October 22, 2003

/s/ Bernice E. Lavin Bernice E. Lavin	Vice Chairman, Secretary, Treasurer and Director	October 22, 2003

/s/ Carol L. Bernick Carol L. Bernick	Vice Chairman, President Alberto-Culver Consumer Products World-wide, Assistant Secretary and Director	October 22, 2003

/s/ William J. Cernugel William J. Cernugel	Senior Vice President and Chief Financial Officer (Principal Financial & Accounting Officer)	October 22, 2003

/s/ A. G. Atwater, Jr. A. G. Atwater, Jr.	Director	October 22, 2003

/s/ James G. Brocksmith, Jr. James G. Brocksmith, Jr.	Director	October 22, 2003

/s/ Jim Edgar Jim Edgar	Director	October 22, 2003

/s/ King Harris King Harris	Director	October 22, 2003

3

Signature	Title	Date

/s/ John A. Miller John A. Miller	Director	October 22, 2003

/s/ Allan B. Muchin Allan B. Muchin	Director	October 22, 2003

/s/ Robert H. Rock Robert H. Rock	Director	October 22, 2003

/s/ Sam Susser Sam Susser	Director	October 22, 2003

/s/ William W. Wirtz William W. Wirtz	Director	October 22, 2003

4

EXHIBIT INDEX

No.	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated herein by reference from the Company’s Proxy Statement for its annual meeting of stockholders on January 23, 2003 [File No. 1-5050])

4.2	By-laws of the Company, as amended (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended September 30, 2000 [File No. 1-5050])

5.1	Opinion of Gary P. Schmidt, Esq., General Counsel of the Company.

23.1	Consent of Gary P. Schmidt, Esq. (included in Exhibit 5.1).

23.2	Consent of KPMG LLP

24.1	Power of Attorney located on the signature page to this Registration Statement

5